EXHIBIT 23(j)

                          INDEPENDENT AUDITORS' CONSENT

The Board of Trustees of
     Meeder Advisor Funds, Mutual Fund Portfolio, Utilities Stock Portfolio, Growth Stock Portfolio, International Equity Portfolio and Money Market
     Portfolio:

We consent to the use of our reports incorporated by reference herein dated February 22, 2002 on the financial statements of the Meeder Advisor Funds (comprising the Tactical Asset Allocation Fund, Utility Growth Fund, Core Equity Fund, International Equity Fund and Institutional Fund), Mutual Fund Portfolio, Utilities Stock Portfolio, Growth Stock Portfolio, International Equity Portfolio and Money Market Portfolio as of December 31, 2001 and for the periods indicated in each Annual Report and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Additional Information
- Auditors" in the Statements of Additional Information.

KPMG LLP

Columbus, Ohio
April 29, 2002